Exhibit 16.2

                     [LETTERHEAD OF COX TECHNOLOGIES, INC.]

October 10, 2000

James J. Bedinger
Bedinger & Company
1850 Mt. Diablo Blvd., Suite 610
Walnut Creek, CA  94596

Dear Jim:

     The Board of Directors of Cox Technologies, Inc. has decided to dismiss Bedinger & Company as the Company's principal independent accountant. We want to thank you for the excellent working relationship that we have shared with your firm over the years. However, the Company is in the process of closing its office in Phoenix, Arizona, and the Board of Directors has determined that it would be more prudent to have the principal independent accountant located near the corporate office in Belmont, North Carolina. In connection with your audit of the financial statements for the fiscal year ended April 30, 2000, the Company would like for you to complete the fiscal 2000 consolidated federal and individual state income tax returns that you are currently preparing. Our understanding is that you will have those returns completed by October 31, 2000.

     The Board of Directors has approved the appointment of the independent accounting firm of Cherry, Bekaert & Holland L.L.P. to audit the Company's financial statements for the fiscal year ending April 30, 2001. Mr. Trent Wilson, a partner in that firm, will be contacting you in the near future to start the transition process. Please let the Company know if there is anything we can do to help in this process.

     The report of Bedinger & Company on the Company's consolidated financial statements for the fiscal years ended April 30, 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of the two fiscal years ended April 30, 2000 and 1999, and during the subsequent interim periods, there were no disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Bedinger & Company, would have caused Bedinger & Company to make reference to the matter in its report.

     Per Item 304 (a) (3) of Regulation S-K, please furnish a letter to Cox Technologies, Inc., addressed to the Securities and Exchange Commission, stating whether or not Bedinger & Company agrees with the statements made herein. A copy of your letter will be filed as Exhibit 16.1 to the Current Report on Form 8-K filed by Cox Technologies, Inc.

                                Sincerely yours,

                                /s/ Jack Mason